Exhibit 12

August 22, 2019

Board of Directors

ERC Homebuilders 2, Inc.

To the Board of Directors:

We are acting as counsel to ERC Homebuilders 2, Inc. (the “Company”) with respect to the preparation and filing of an offering statement on Form 1-A. The offering statement covers the contemplated sale of up to 8,333,333 shares of the Company’s Class A Preferred Stock, as well as the Company’s Class A Common Stock into which the Class A Preferred Stock may convert.

In connection with the opinion contained herein, we have examined the offering statement, the certificate of incorporation and the amendment thereto, the bylaws, the minutes of meetings of the Company’s board of directors, as well as all other documents necessary to render an opinion. In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such copies, the truth, accuracy and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates we have reviewed; and the legal capacity of all natural persons. As to any facts material to the opinions expressed herein that were not independently established or verified, we have relied upon oral or written statements and representations of officers and other representatives of the Company. In making our examination of documents, we have assumed that each party to any such document has satisfied those requirements that are applicable to it to the extent necessary to make such document a valid and binding obligation of such party, enforceable against such party in accordance with its terms.

We are opining herein as to the effect on the subject transactions only of the laws of the State of Delaware, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction, including federal law, or any other laws or as to any matters of municipal law or the laws of any other local agencies within the state.

Based upon the foregoing, we are of the opinion that the shares of Class A Preferred Stock, and Class A Common Stock into which the Class A Preferred Stock may convert, being sold pursuant to the offering statement are duly authorized and will be, when issued in the manner described in the offering statement, legally and validly issued, fully paid and non-assessable.

Our opinion that any document is legal, valid and binding is qualified as to:

(a)  limitations imposed by bankruptcy, insolvency, reorganization, arrangement, fraudulent conveyance, moratorium or other laws relating to or affecting the rights of creditors generally;

(b)  rights to indemnification and contribution which may be limited by applicable law or equitable principles; and

(c)  general principles of equity, including without limitation concepts of materiality, reasonableness, good faith and fair dealing, and the possible unavailability of specific performance or injunctive relief and limitation of rights of acceleration, regardless of whether such enforceability is considered in a proceeding in equity or at law.

We hereby consent to the filing of this opinion as an exhibit to the offering statement and the use of our name wherever it appears in the offering statement.

Yours truly,

/s/ CrowdCheck Law, LLP

By Jamie Ostrow, Partner

CrowdCheck Law LLP

CrowdCheck Law LLP P.O. Box 70743, Washington D.C. 20024

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